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                          Consent of Independent Auditors


We consent to the incorporation by reference (i) in the Registration Statement dated February 25, 1993 (Form S-8 No. 33-58726) pertaining to The Coleman Company, Inc. 1992 Stock Option Plan and in the Related Prospectus,
(ii) in the Registration Statement dated January 18, 1994 (Form S-8 No. 33-74144) pertaining to The Coleman Company, Inc. 1993 Stock Option Plan and in the related Prospectus, and (iii) in the Registration Statement dated May 12, 1997 (Form S-8 No. 333-26907) pertaining to The Coleman Company, Inc. 1996 Stock Option Plan and in the related Prospectus, of our report dated April 15, 1999, with respect to the consolidated financial statements of The Coleman Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998.

                                                       ERNST & YOUNG LLP



Wichita, Kansas
April 15, 1999